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For More Information:   Grant Ringel, LG&E Energy
                        (502) 627-2877


        KENTUCKY SUPREME COURT UPHOLDS ENVIRONMENTAL COST RECOVERY MECHANISM
                 RULES OUT RECOVERY OF EXPENSES INCURRED BEFORE 1993

(Louisville, Ky -- December 18, 1998) LG&E Energy Corp. (NYSE-LGE) announced today that the Kentucky Supreme Court Thursday affirmed the constitutionality of the Environmental Cost Recovery (ECR) mechanism that allows Kentucky Utilities Company (KU) and Louisville Gas and Electric Company (LG&E) to recover the costs associated with environmental compliance. The bulk of the amount recovered by KU through the ECR has been approved by the decision. However, the court reversed a Court of Appeals ruling and denied recovery of environmental costs for projects completed prior to January 1, 1993, when the ECR went into effect.

     The court remanded the case back to the Kentucky Public Service Commission (KPSC) to determine the proper adjustments necessary to refund the money collected for the pre-1993 environmental projects. While the case dealt specifically with the ECR rate mechanism of KU, the ruling may also affect the ECR amounts recovered by LG&E. LG&E Energy presently estimates the refund associated with these costs could be between $15-$22 million for KU and between $0-$5 million for LG&E.

     The Company continues to examine the court's ruling and the size and timing of any eventual refunds will depend upon calculations mandated by the KPSC for implementing such refunds.

     The company is considering filing a motion for reconsideration of the matter with the Kentucky Supreme Court.

     LG&E and KU are both wholly-owned subsidiaries of LG&E Energy Corp.

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DECISION - ADD ONE
DECEMBER 18, 1998

     LG&E Energy Corp., headquartered in Louisville, Ky. is a diversified energy services company with businesses in power generation and project development; retail gas and electric utility services; and asset-based energy marketing. The company owns and operates Louisville Gas and Electric Company, a regulated electric and gas utility serving Louisville, Ky. and 16 surrounding counties, and Kentucky Utilities Company, a regulated electric utility, based in Lexington, Ky., which serves 77 Kentucky counties and five counties in Virginia. LG&E Energy also owns equity in and operates power plants in seven states as well as in Spain, and owns interests in two natural gas distribution companies in Argentina.


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